Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-107329 on Form S-8 of Westamerica Bancorporation of our report dated June 26, 2020 appearing in this Annual Report on Form 11-K of the Westamerica Bancorporation Tax Deferred Savings/Retirement Plan (ESOP) for the year ended December 31, 2019.

/s/ Crowe LLP
Crowe LLP

Sacramento, California
June 26, 2020